Exhibit 99.2

ASX ANNOUNCEMENT - 2023 FULL YEAR RESULTS

20 February 2024

Coronado posts 2nd highest annual revenue performance following a year of solid operational gains and investment in major growth projects:

- ✓ **Focus on waste removal works, mine optimisation and fleet management plans to improve efficiencies at Curragh.**
- ✓ **Continued investments in organic growth projects, new Southern District longwall at Buchanan operational and first coal from Curragh Underground expected in late FY24.**
- ✓ **Targeting higher production rates, lower costs, and improved margins in FY24 to fully leverage elevated Met Coal price environment.**

Coronado Global Resources Inc. (Coronado, Company or the Group) (ASX: CRN) has released its full year financial results for the year ended 31 December 2023 (FY23). All amounts quoted in this release are in USD and million metric tonnes (MMt). Comparisons are to the year ended 31 December 2022 (FY22) unless otherwise stated.

FINANCIAL RESULTS	FY23	FY22	Variance %
Revenue ($m)	**2,890.6**	**3,571.5**	(19.1)
Net Income ($m)	**156.1**	**771.7**	(79.8)
Adjusted EBITDA ($m)	**381.7**	**1,215.6**	(68.6)
Net Cash ($m)	**96.7**	**92.1**	5.1
Saleable Production (MMt)	**15.8**	**16.0**	(1.1)
Sales Volume (MMt)	**15.8**	**16.4**	(3.4)
Average Realised Met Price per tonne sold ($/Mt)	**215.7**	**265.8**	(18.8)
Mining Cost per tonne sold ($/Mt)	**107.6**	**88.4**	21.7
Operating Cost per tonne sold ($/Mt)	**156.3**	**141.3**	10.6
Capital Expenditure ($m)	**227.8**	**185.4**	22.9

FY23 HIGHLIGHTS

- Coronado's Group TRIR was 0.77 as of 31 December 2023, representing year-on-year improvement of 45% and the best Group safety result since April 2018.
- Group Revenue of $2,891 million, down 19% compared to the record revenue in FY22 due to lower average Met Coal prices, 2nd highest revenue performance for the Company.
- Group Average Realised Met Coal Price of $215.7 per tonne, reflecting a 73% realisation to the average FY23 Australian Met Coal index price (FY22: 73% realisation), despite a larger than traditional discount for PCI products compared with the premium low/mid – volatile Met Coals.
- Record Total Waste movement at Curragh (FY23: 184Mbcms vs. FY22 179Mbcms) to recover historical pre-strip / waste deficits to decongest the pits and improve the mine's overall strike-length.
- Plans finalised to reduce costs at Curragh in FY24 via a new operating structure to optimise production and improve efficiency, and the removal of three operating fleets.
- Capital expenditure investment in Buchanan and Curragh Underground fully funded and continues to plan; Mining in Buchanan newly developed Southern district commenced.
- Bi-annual fixed, fully franked, dividend of $8.4 million (US 0.5 cents per CDI) declared.
- Available liquidity of $489.0 million as of 31 December 2023, comprising $339.0 million of cash and cash equivalents (excl. restricted cash), short-term deposits of $21.9 million and $128.1 million of undrawn funds under the Asset Based Loan facility; FY23 closing Net Cash position of $96.7 million.
- Buchanan Ventilation Air Methane (VAM) project has successfully eliminated 264,850 tCO_2e since commencing in July 2022; Second VAM unit under construction due for completion in mid-2024 underpinning Coronado's emission reduction targets.

1

2 COMMENTS FROM MANAGING DIRECTOR AND CEO, DOUGLAS THOMPSON “Coronado achieved strong operational gains in FY23 that saw improved production performance in Q4 and ultimately saw the business deliver its second-highest annual Group Revenue result in the history of Coronado. “In a year of sustained high Met Coal prices, albeit lower than FY22 levels, we were challenged by high inflation, increased taxes and royalties, numerous weather events in Queensland, and some unforeseen geotechnical events in the U.S. However, we made considerable progress in optimising our business to achieve our production target of 20.5 Mtpa by 2025, and we did it safely. Our safety performance in FY23 improved 45% over the previous year. “While we reviewed a number of inorganic growth opportunities during the year, we remained focused on maximising the potential of our existing assets while Met Coal prices remained elevated. Capex increased by 23% to nearly $228 million, and we invested heavily in operational improvements and organic growth projects in Australia and the U.S., from the operational cashflows generated within the business. “The record total waste movement achieved at Curragh, including the recovery of historic pre-strip/waste removal deficits, has decongested the pits and improved the mine’s overall strike length which will enhance dragline performance in FY24. Our team is concentrating on improving efficiencies and reducing costs, which will see us remove three fleets in the first quarter of FY24. “Our organic growth projects remain on schedule. The Southern District longwall at Buchanan is complete and operational, and the Curragh Underground is expected to produce first coal in late 2024, subject to approvals. At the same time, our emission reduction projects are proceeding as planned with the second VAM unit expected to come online at Buchanan in mid-2024. “These improvements have provided a solid platform for the year ahead as we target higher production rates, lower costs, and improved margins in FY24.” HEALTH AND SAFETY The safety and well-being of our workforce continue to be Coronado’s highest priority. The Group Total Reportable Incident Rate (TRIR) as of 31 December 2023 was 0.77, compared to 1.41 as of 31 December 2022, reflecting a 45% year-on-year improvement, and the lowest Group TRIR since April 2018. In Australia, the 12-month rolling average Total Reportable Injury Frequency Rate (TRIFR) as of 31 December 2023 was 1.83, compared to 3.92 as of 31 December 2022, reflecting a 53% year-on-year improvement and the lowest Australia TRIFR since May 2018. In the past three years, the Australian TRIFR has improved by 80%. In the U.S., the 12-month rolling average TRIR as of 31 December 2023 was 1.44, compared to 2.42 as of 31 December 2022, reflecting a 40% year-on-year improvement and the lowest U.S. TRIR since the U.S. mines were purchased by Coronado. These safety outcomes are the result of daily focus and efforts by our people and leadership, who remain committed to ensure a sustained improved performance to achieve safe production and sales to our customers. FINANCIAL PERFORMANCE Coronado maintains a strong balance sheet despite the impacts to Steel and Met Coal markets in FY23 from global economic headwinds, including high inflationary pressures and high interest rates, as well as from the higher Queensland government royalty rates that were introduced from 1 July 2022. Our business maintains healthy liquidity levels and is investing in our organic growth plans from cash generated from our existing operations, without the need for additional capital. FY24 will see Coronado continue to invest in the accretive Buchanan Expansion and Curragh Underground projects, that we expect will ultimately deliver higher Shareholder returns. FY23 Group Revenues were $2,890.6 million, down 19.1% compared to FY22 record revenues of $3,571.5 million. Lower revenues are reflective of the 18.5% fall in average PLV HCC FOB AUS index prices in FY23 and lower Sales volumes. Coronado reported Net Income of $156.1 million and Adjusted EBITDA of $381.7 million, down 79.8% and 68.6% compared to FY22.

3 FY23 Average Mining Costs Per Tonne Sold for the Group were $107.6 per tonne. Higher mining costs per tonne were attributable to a combination of factors including industry-wide inflationary pressures, the investment to recover historic pre-strip/waste movement volumes at Curragh, and lower sales volumes. Sales volumes were impacted by: 1) significantly above average wet weather and a train derailment on the Blackwater line in January 2023 that impacted first quarter production / sales; 2) the impact of adverse geological conditions at Buchanan and a mechanical failure on one of Curragh’s draglines in the third quarter, that deferred production / sales tonnages to subsequent quarters; 3) poor geotechnical conditions at Buchanan in December 2023 that resulted in a 10-day outage to production; 4) record December quarter rainfall in Blackwater resulted in 9 days of coal mining deferred; and 5) logistic delays at RG Tanna Coal Terminal due to labour issues and large vessel queues that deferred 5 vessels of sales to FY24, that have now been shipped. Coronado paid $630 million in corporate taxes, government royalties and rebates in FY23. FY23 Capital Expenditure of $227.8 million was up 22.9% compared to FY22 ($185.4 million) primarily due to expenditure on organic growth projects. In FY23, organic growth capital works have primarily focused on the investment in a new surface raw coal storage area at Buchanan, to increase the mine’s capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. At Curragh, expenditure on longer lead items for the Curragh Underground mine have been incurred in addition to expenditure on the Curragh Gas project. Cash generated from operating activities was $268.3 million for FY23, a decrease of 71.0% from FY22. As of 31 December 2023, Coronado has Available Liquidity of $489.3 million (comprising cash and cash equivalents (excl. restricted cash), short-term deposits and available borrowings under our Asset Based Loan facility). Today, Coronado’s Board of Directors declares a bi-annual fully franked fixed dividend of $8.4 million, or USD 0.5 cents per CDI to Shareholders in accordance with its dividend policy. The dividend record date is 12 March 2024, and payment date is 4 April 2024. No matching offer to Senior Secured Notes holders is required. On 9 January 2024, the Company was advised that its’ objection to the assessed stamp duty in relation to the Company’s acquisition of Curragh was disallowed by the Queensland Government Revenue Office (QRO). The QRO had assessed the amount payable to be $56.2 million (A$82.2 million) plus unpaid tax interest. The Company, based on legal and valuation advice, continues to maintain its position that the stamp duty payable is $29.4 million (A$43.0 million). The Company is currently considering its options to appeal the QRO decision of 9 January 2024. As per the Taxation Administration Act (Qld) 2001, the Company can only appeal the QRO decision if it has paid the total amount (including any relevant interest) as assessed by the QRO. An appeal must be lodged by 11 March 2024. As the Company has already made a partial payment to the QRO, it will need to make an additional payment of $53.7 million (A$79.0 million) prior to lodging such an appeal. For a detailed review of Coronado’s operating and financial performance, investors should refer to the Form 10-K, Appendix 4E, and the Investor Presentation released to the Australian Securities Exchange on 20 February 2024 (AEST) and filed with the Securities Exchange Commission. OPERATIONS ROM coal production for FY23 was 25.4 MMt (0.4% higher), Saleable Production was 15.8 MMt (1.1% lower), and Total Waste movement at Curragh was 183.8 Mbcms (2.5% higher) compared to FY22. The U.S. operations (Buchanan / Logan) delivered ROM coal production of 12.6 MMt and Saleable Production of 5.8 MMt, reflecting decreases over FY22. Production levels were lower due to the impacts from two geotechnical events in the second half of FY23 that slowed production rates and impacted yield. Both events have been successfully addressed, with normal longwall operating conditions restored at the mine along with Buchanan successfully completing the longwall development in the Southern District of the mine in December. The development of the Southern District allows the mine to operate an additional longwall district with new equipment, completing a critical step in Buchanan’s expansion plans. The Australian operations (Curragh) delivered ROM coal production of 12.8 MMt and Saleable Production of 10.0 MMt, reflecting increases over FY22. The improved results are due to a combination of marginally drier operating conditions throughout the year, despite significant rain events in the first and fourth quarters of FY23, and the impact of a mechanical failure on one of the draglines in September. Despite these impacts, Curragh executed to the mine plan, specifically related to Total Waste movement volumes. FY23 Total Waste movement was a record for the mine (FY23: 183.8 Mbcms vs FY22: 179.3 Mbcms) following the planned optimisation of the dragline fleet and utilisation of additional temporary fleets in accordance

4 with the “One Curragh Plan” to recover historic pre-strip/waste movement deficits and thereby decongest the operating pits and improve the mine’s overall strike-length. It is expected that Total Waste movement levels will normalise in FY24 as the mine plan is optimised for greater coal availability in future quarters, thereby allowing the Company to implement identified productivity improvements related to fleet rationalisation, procurement, and cost management. Sales volumes for the Group in FY23 were 15.8 MMt, 3.4% lower than FY22. Sales volumes from the Australian and U.S. operations were 9.9 MMt and 6.0 MMt, respectively. The sales profile for Curragh would have been higher, but for the impacts of heavy rain on the operations in November and December and sales slippage (5 vessels) into FY24 due to port constraints. Ship queues off the RG Tanna Coal Terminal in Gladstone, Queensland, increased at year end from approximately 20 vessels in early October to approximately 40 vessels in late December. The longer queues pushed out vessel waiting times at the port, with vessel waiting times increasing from approximately 6 days in October to approximately 20 days in December. The extended waiting times impacted Coronado’s December and full year sales profile. The increase in vessel queue has been caused by below than expected RG Tanna Coal Terminal throughput rates due to labour issues. Coronado expects vessel waiting times to return to historical norms by mid-2024. Curragh inventory levels at the mine as of 31 December 2023 remained above average with approximately 646 Kt of Saleable Production coal on hand, with additional ROM coal stockpiles also mined. As of 31 December 2023, 432 Kt of the Saleable Production coal stockpile was held at port given the loading delays, which has now been shipped. The FY23 Group Realised Price Per Tonne of Met Coal Sold (mixture of FOB / FOR / Domestic pricing) was $215.7 per tonne equating to a 72.8% realisation (FY22: 73.1% realisation) on the average Australian Met Coal index price of $296.3 per tonne. On a segmental basis, the FY23 U.S. average realised Met Coal price was $196.9 per tonne sold (primarily FOR basis), reflecting a combination of contracted domestic and export prices. In Australia the FY23 average realised Met coal price per tonne sold, across all grades of Met Coal produced from Curragh, was $230.2 per tonne (FOB basis). Coronado’s North American annual contract negotiations for FY24 are complete. Coronado anticipates a volume weighted average price across all grades of Met Coal of approx. $161 per metric tonne (FOR), reflecting a price aligned with the HVA and HVB FOB USEC average index price June – August and forward curve pricing estimates at the time. These fixed price tonnage contracts cover approx. 37% of anticipated U.S. production and approx. 60% of anticipated U.S. mine cash costs in FY24. ORGANIC GROWTH PLANS The investments we have made in FY23 and will continue to make in FY24 in our organic growth and emissions reduction projects we believe will ultimately underscore higher sustained returns to Shareholders over time. Our growth projects at both Buchanan and Curragh remain on target and are made with the surety that these projects are fully funded from our existing operational cashflows, without the need for raising debt or further equity from the market. The plan to expand Buchanan and implement the Curragh Underground mine we anticipate will see our saleable production levels for our high-quality Met coal increase overtime, and result in both higher margins and lower costs for our business. Curragh Underground Met Coal Project The Curragh Underground Project remains on schedule, subject to regulatory approvals. The project underpins Coronado’s strategy to deliver Saleable Production of 13.5 MMt per annum from the Curragh Complex by 2025. Coronado has extensive experience as underground miners, having operated Longwall and Bord and Pillar operations in the U.S. for many years, and is leveraging that experience in the development of this project. Coronado is targeting first coal in late-2024 and it is expected that the project will ultimately produce 1.5 – 2.0 MMt of Met Coal per year. Substantial drilling works have been completed with a proven 41 Mt ROM reserve of high-quality Met Coal, similar in quality to the existing Curragh North opencut. Project costs are expected to be in the 2 nd quartile of the cost curve, averaging down the Group’s costs per tonne and the impact of the Stanwell rebate. Coronado is currently procuring the necessary equipment (continuous miners, shuttle cars, etc.) for the project and progress on regulatory approvals continues. Buchanan Expansion Capital works at our Buchanan mine continued in FY23 to invest in the construction of a new surface raw coal storage area to increase the mine’s capacity and reduce the risk of the mine being stock-bound due to any potential logistics chain delays. The mine is also progressing with the construction of a second set of skips to ultimately increase the mines hoisting capacity to the surface. Completion of these projects is

5 expected in 2025 and is expected to deliver Saleable Production from our U.S. operations of 7.0 MMt per year by 2025. In addition, plans are under review to implement upgrades to the Buchanan preparation plant to increase throughput and yield, potentially boosting U.S. saleable production above 7.0Mtpa beyond 2025. REHABILITATION, EMISSIONS REDUCTION AND SUSTAINABILITY In FY23, Coronado continued to progress efforts on rehabilitation activities and emission reduction works. The Company completed 60 hectares in FY23, primarily at our Logan Complex. Since 1 January 2022, our business has completed 269 hectares of rehabilitation works at our Curragh, Buchanan, and Logan operations; as well as at our idled Greenbrier mine. In addition, further rehabilitation works progressed at Curragh in FY23 with significant reshaping and topsoiling of land, and plans for seeded hectares to be completed in early FY24 following the recent wet weather. Coronado retains a directional intent to have net zero operational emissions across its business by 2050, and in 2023, continued to make tangible progress on emission reduction initiatives at Buchanan and Curragh. At Buchanan, the VAM abatement project continued to be a proven success in reducing emissions from the mine. Since commencing on 27 July 2022, the VAM unit at Vent Shaft 16 has eliminated 264,850 tCO2e with a 95% emission destruction efficiency. Given the proven success of this technology, Coronado has commenced the installation of a second VAM unit at Vent Shaft 18. Construction is progressing well and is forecast to be complete in mid-2024. The establishment of this second VAM unit is expected to substantially reduce Coronado’s emissions further, as part of our strategic path to a 30% emission reduction target by 2030. At Curragh, we continued to make progress on our emissions reduction plans via the Curragh Gas Project targeting the capture and beneficial use of open-cut waste mine coal gas from our operations, with priority downstream use cases being for power generation and use as a diesel substitute in mining fleets. METALLURGICAL COAL / STEEL MARKET OUTLOOK 1 Met Coal prices in FY23 were lower than prior year due to generally lower global economic confidence, inflationary pressures, and rising interest rates. The average benchmark Australian premium low-vol hard coking coal index (PLV HCC FOB AUS) price in FY23 was $296.3 per tonne, down 18.5% compared to the average index price in FY22 of $363.7 per tonne. However, despite the fall in prices, the average PLV HCC FOB AUS index price remained firm throughout the year and remained well above the historical average of $197 per tonne. Since September 2023, the PLV HCC FOB AUS index price has improved, primarily due to a combination of continued tight supply from Australia, which was impacted negatively by supply impacts related to cyclone Jasper and reduced port throughput in Queensland, and heightened demand from Indian and Asian steel makers who were restocking from lower inventory levels. Despite the improvements in the PLV index, PCI coals have been trading at a much larger discount given the Indian and Chinese markets continue to import discounted PCI and lower grade Met Coals from Russia. The global economic environment and soft steel demand outlook continues to put pressure on steel margins with steelmakers continuing to manage lower demand through lower hot metal production and reducing demand for raw materials. Despite end use demand weakness, Coronado anticipates that market optimism stemming from an improving global economy and the Chinese government’s easing policies and expected new stimulus, post the Lunar New Year celebrations, will assist in improving steel prices and margins. Improved global economic confidence will underpin infrastructure projects requiring steel. India, Coronado’s largest export destination, is forecasting GDP growth rates in 2024 and 2025 of 6.4% and 6.1%, respectively, with most other key markets (ex-China) forecasting modest growth rates of between 1% - 3%. China GDP rates, while lower than in recent years, are still predicted to be north of 4.5% in 2024 and 2025. Long-term growth in global Met Coal export demand is anticipated to push trade flows up from 358 MMt in 2023 to an estimated 613 MMt in 2050. India is expected to lead all countries in import demand growth due to its significant potential for urbanisation and industrialisation. Imports are expected to increase to 287 MMt by 2050, up 283% from 2023 levels. Indian crude steel production is expected to grow from 141 MMt to 531 MMt by 2050, an increase underpinned by Blast Furnace steel generation methods. 24% of all Coronado coal revenues are generated from exports to India.

Coronado

Steel is used in almost every aspect of the world's infrastructure. In FY23, total global steel production from the blast furnace process was 1.3 billion tonnes. This level of steel production sustains current infrastructure development, but the ever-increasing demand for renewable infrastructure, will further drive increased demand for steel over the medium to longer term. To produce 1.3 billion tonnes of blast furnace steel, 1 billion tonnes of mined Met coal is required, making Met Coal a critical material for the renewables transition. In fact, Met Coal has been declared a critical raw material by the European Union to help build the world's infrastructure needs and renewable energy transition.

Coronado expects that continued strong demand from China and India will keep Met coal prices supported in the first half of 2024, particularly given Australian supply remains constrained by recent wet weather in the Bowen Basin, as well as ongoing port constraints. The SGX forward curve, as of 12 February 2024, is projecting the PLV HCC FOB AUS average index pricing of $295 per tonne in FY24 and $274 per tonne in FY25. These pricing projections suggest there may be a higher pricing environment for longer, and a pricing environment well above the long-term average price of $197 per tonne.

[1] Source: Data sourced from AME Metallurgical Coal Strategic Market Study 2023 Q4; Wood Mackenzie November 2023 Coal Market Service Metallurgical Trade Investment Horizon outlook H2 2023; Wood Mackenzie November 2023 GDP forecasts; Forward curve estimates reflect the SGX Aus Coking Coal forward curve pricing as of 9 February 2024.

FY24 GUIDANCE

	Actual FY23	Guidance FY24
Saleable Production (MMt)	15.8	**16.4 – 17.2**
Mining Cost per Tonne Sold ($) *	107.6	**95 – 99**
Capex ($m)	227.8	**220 - 250**

* Mining Cost per Tonne Sold assumes an AUD : USD foreign exchange rate assumption of 0.67 for FY24. The inability to predict the amount and timing of the impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

The Company is forecasting higher Saleable Production levels in FY24. Saleable Production is expected to increase in the U.S. following the development of the Southern District at Buchanan and in Australia following the FY22/23 recovery of historic pre-strip / waste movement deficit, and anticipated recovery from wet weather. With higher production, costs per tonne should reduce, in combination with the planned elimination of three contractor fleets at Curragh in the first quarter of 2024. Coronado will also continue to reinvest in its expansionary organic growth projects at Curragh and Buchanan.

MAJOR SHAREHOLDER UPDATE

The Company has previously announced that on 25 September 2023, Energy & Minerals Group, or EMG, which is the Company's controlling stockholder through its ownership of Coronado Group LLC, and certain other parties (the EMG Group and such other parties, or the Sellers) advised the Company that it had entered into a membership interest purchase agreement with Sev.en Global Investments A.S., or 7GI, pursuant to which the Sellers agreed to sell all of EMG's interest in Coronado to 7GI. As of 20 February 2024 the Company had not been advised that the closing conditions in relation to the acquisition had been satisfied.

The Company continues to remain committed to the disclosure of all material information in relation to this transaction to the market when available, in accordance with our ASX continuous disclosure obligations.

Approved for release by the Board of Directors of Coronado Global Resources Inc.

For further information please contact:

Investors
Andrew Mooney
Vice President Investor Relations & Communications
P: +61 458 666 639
E: amooney@coronadoglobal.com
E: investors@coronadoglobal.com

Media
Helen McCombie
Citadel Magnus
P: +61 411 756 248
E: hmccombie@citadelmagnus.com

6

7 Cautionary Notice Regarding Forward – Looking Statements This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", “plans”, "considers", “forecasts”, “anticipates”, “targets” and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended 31 December 2023 filed with the ASX and SEC, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. Reconciliation of Non-GAAP Measures This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance. Management uses a variety of financial and operating metrics to analyze performance. These metrics are significant in assessing operating results and profitability. These financial and operating metrics include: (i) safety and environmental statistics; (ii) Adjusted EBITDA; (iii) total sales volumes and average realised price per Mt sold, which we define as total coal revenues divided by total sales volume; (iv) Metallurgical coal sales volumes and average realised Metallurgical coal price per tonne sold, which we define as metallurgical coal revenues divided by metallurgical sales volume; (v) Mining costs per Mt sold, which we define as mining cost of coal revenues divided by sales volumes (excluding non-produced coal) for the respective segment; (vi) Operating costs per Mt sold, which we define as operating costs divided by sales volumes for the respective segment. Investors should be aware that the Company’s presentation of Adjusted EBITDA and other non-GAAP measures may not be comparable to similarly titled financial measures used by other companies. We define Net Cash / (Debt) as cash and cash equivalents (excluding restricted cash) less the outstanding aggregate principal amount of the 10.750% senior secured notes due 2026. Reconciliations of certain forward-looking non-GAAP financial measures, including our 2024 Mining Cost per Tonne Sold guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

MINING AND OPERATING COSTS PER TONNE RECONCILIATION

	For the year ended 31 December 2023			
(In US$'000, except for volume data)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,756,635**	**876,753**	**85,245**	**2,718,633**
Less: Selling, general and administrative expense	(30)	-	(84,147)	(84,177)
Less: Depreciation, depletion and amortization	(76,651)	(82,962)	(1,098)	(160,711)
Total operating costs	**1,679,954**	**793,791**	**-**	**2,473,745**
Less: Other royalties	(294,467)	(51,415)	-	(345,882)
Less: Stanwell rebate	(136,523)	-	-	(136,523)
Less: Freight expenses	(166,980)	(92,730)	-	(259,710)
Less: Other non-mining costs	(23,386)	(38,721)	-	(62,107)
Total mining costs	**1,058,598**	**610,925**	**-**	**1,669,523**
Sales Volume excluding non-produced coal (MMt)	9.8	5.8	-	15.5
Mining cost per Mt sold ($/Mt)	**$108.5/t**	**$106.0/t**	**-**	**$107.6/t**

	For the year ended 31 December 2022			
(In US$'000, except for volume data)	Australia	United States	Other / Corporate	Total Consolidated
Total costs and expenses	**1,658,105**	**823,529**	**43,637**	**2,525,271**
Less: Selling, general and administrative expense	(24)	-	(42,475)	(42,499)
Less: Depreciation, depletion and amortization	(82,295)	(83,589)	(1,162)	(167,046)
Total operating costs	**1,575,786**	**739,940**	**-**	**2,315,726**
Less: Other royalties	(330,503)	(54,562)	-	(385,065)
Less: Stanwell rebate	(165,995)	-	-	(165,995)
Less: Freight expenses	(153,068)	(96,013)	-	(249,081)
Less: Other non-mining costs	(61,604)	(57,553)	-	(119,157)
Total mining costs	**864,616**	**531,812**	**-**	**1,396,428**
Sales Volume excluding non-produced coal (MMt)	9.7	6.1	-	15.8
Mining cost per Mt sold ($/Mt)	**$89.5/t**	**$86.5/t**	**-**	**$88.4/t**

(In US$'000, except for volume data)	For the year ended 31 December 2023	For the year ended 31 December 2022
Total costs and expenses	**2,718,633**	**2,525,271**
Less: Selling, general and administrative expense	(84,177)	(42,499)
Less: Depreciation, depletion and amortization	(160,711)	(167,046)
Total operating costs	**2,473,745**	**2,315,726**
Sales Volume (MMt)	15.8	16.4
Operating cost per Mt sold ($/Mt)	**$156.3/t**	**$141.3/t**

8

Coronado

REALISED PRICING RECONCILIATION

(In US$'000, except for volume data)	For the year ended 31 December 2023		
	Australia	United States	Consolidated
Total Revenues	**1,681,522**	**1,209,081**	**2,890,603**
Less: Other revenues	(35,770)	(24,144)	(59,914)
Total coal revenues	1,645,752	1,184,937	2,830,689
Less: Thermal coal revenues	(88,281)	(153,925)	(242,206)
Metallurgical coal revenues	**1,557,471**	**1,031,012**	**2,588,483**
Volume of Metallurgical coal sold (MMt)	6.8	5.2	12.0
Average realised metallurgical coal price per Mt sold	**$230.2/t**	**$196.9/t**	**$215.7/t**

(In US$'000, except for volume data)	For the year ended 31 December 2022		
	Australia	United States	Consolidated
Total Revenues	**2,116,555**	**1,454,987**	**3,571,542**
Less: Other revenues	(38,037)	(5,879)	(43,916)
Total coal revenues	2,078,518	1,449,108	3,527,626
Less: Thermal coal revenues	(110,345)	(54,228)	(164,573)
Metallurgical coal revenues	**1,968,173**	**1,394,880**	**3,363,053**
Volume of Metallurgical coal sold (MMt)	6.5	6.2	12.7
Average realised metallurgical coal price per Mt sold	**$303.1/t**	**$226.5/t**	**$265.8/t**

ADJUSTED EBITDA RECONCILIATION

(In US$'000)	For the year ended 31 December 2023	For the year ended 31 December 2022
Reconciliation to Adjusted EBITDA:		
Net Income	**156,065**	**771,703**
Add: Depreciation, depletion and amortization	160,711	167,046
Add: Interest expense, net	56,751	67,632
Add: Other foreign exchange gains	(2,899)	(32,259)
Add: Loss on debt extinguishment	1,385	5,336
Add: Income tax (benefit) / expense	(32,251)	231,574
Add: Uncertain stamp duty position	41,321	-
Add: Losses on idled assets held for sale	4,846	771
Add: (Decrease) / Increase in provision for discounting and credit losses	(4,216)	3,821
Adjusted EBITDA	**381,713**	**1,215,624**

NET CASH RECONCILIATION

(In US$'000)	31 December 2023	31 December 2022
Reconciliation to Net Cash:		
Cash and cash equivalents	**339,294**	**334,629**
Less: Restricted cash	(251)	(251)
Cash and cash equivalents (excluding restricted cash)	**339,043**	**334,378**
Less: Aggregate principal amount of 10.750% Senior Secured Notes due 2026	(242,326)	(242,326)
Net Cash	**96,717**	**92,052**

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